UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2016

CRYO-CELL International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23386	22-3023093
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

700 Brooker Creek Boulevard, Oldsmar, Florida		34677
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (813) 749-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Settlement Agreement and Release of All Claims Agreement. On July 27, 2016 (the “Effective Date”), Cryo-Cell International, Inc. ( the “Company”) entered into a Settlement Agreement and Release of All Claims (“Agreement”) with Charles D. Nyberg and Mary J. Nyberg, individually and as Trustees of the CDMJ Nyberg Family Trust (collectively, the “Nybergs”). Pursuant to the terms of the Agreement, the Company will make a payment of $3,400,000 (the “Settlement Payment”) within thirty (30) calendar days of the effective date of the Agreement. In consideration of the Settlement Payment, all legal claims brought against the Company by the Nybergs pursuant to a previously disclosed lawsuit, will be settled. Additionally, in consideration of the Settlement Payment, the Nybergs, who own the rights to and interests in 50% of each of the Florida Revenue Sharing Agreement and the Texas Revenue Sharing Agreement (together, the “RSAs”) will terminate their rights to these interests in the RSAs, resulting in a 50% reduction in the Company’s ongoing payment obligations under the RSAs.

Pursuant to the terms of the Agreement, upon receipt of the Settlement Payment, the Nybergs will no longer have the rights to share in a portion of the Company’s storage revenues derived from specimens which originated in the states of Florida and Texas, including all rights to any storage revenues generated and unpaid prior to the Effective Date including entitlements due for the quarter ended May 31, 2016.

Item 9.01. Financial Statements and Exhibits.

Financial Statements of Businesses Acquired.	Not Applicable.

Pro Forma Financial Information	Not Applicable.

Shell Company Transactions	Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Cryo-Cell International, Inc.

DATE: August 1, 2016	By:	/s/ David Portnoy
David Portnoy
Chairman, Co-Chief Executive Officer